ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

             10.27 EMPLOYMENT AGREEMENT DATED MAY 10, 1999 BETWEEN

                        REGISTRANT AND GREGORY J. MURRAY


         THIS EMPLOYMENT AGREEMENT, executed and effective as of this 10th day of May, 1999 ("Effective Date"), by and between GREGORY J. MURRAY, residing at 85 Chesterfield Drive, Noblesville, Indiana 46060 ("Executive"), and METROBANK, a financial institution organized under the laws of the State of Indiana with its principal office located at 10333 North Meridian Street, Indianapolis, Indiana;

                                   WITNESSETH:

         WHEREAS, MetroBank and the Executive desire to enter into an employment relationship and to set forth the terms and conditions thereof in this Agreement; and

         WHEREAS, it is in the interests of MetroBank and the Executive to provide certain protections to the Executive;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1.       General.
                  -------

         (a) Duties and Responsibilities. MetroBank hereby agrees to employ the Executive as its Executive Vice President/Commercial Lending, for the term of one (1) year, as specified in Section 2. The Executive hereby accepts and agrees to such employment and agrees to perform the duties customarily pertaining to the offices in which he is employed and such other duties commensurate with such offices as may be assigned to him by the Board of Directors of MetroBank ("Board"). The Executive shall faithfully, loyally and diligently devote his best efforts and such business time and attention to the affairs of MetroBank as is necessary to perform fully the duties and responsibilities of his offices, all in accordance with the policies established, from time to time, by MetroBank. The duties and responsibilities of the Executive shall be customary and usual for an Executive Vice President/Commercial Lending of a financial institution and shall include, without limitation, the development of a commercial loan base for MetroBank primarily in the towns of Carmel and Fishers and in central and northern Marion County, Indiana. The Executive agrees that he shall be subject to the supervision and direction of the Board and the Chief Executive Officer of MetroBank.

         (b) Recommendation for Election as Director. MetroBank agrees that, at the May 20, 1999 meeting of the Board of Directors of MetroBanCorp ("MetroBanCorp Board"), and thereafter during the term of the Executive's employment hereunder, it shall recommend the Executive be elected to serve as a member of the Board. Provided, however, the Executive agrees to resign as a Director of MetroBank effective upon his Date of Termination, as defined in
Section 2(f).

         (c) Legal and Regulatory Compliance. The Executive agrees and covenants that in the performance of his duties and responsibilities hereunder, he will comply, and will use his best efforts to cause those employees of MetroBank under his supervision to comply, in all respects, with all laws, rules and regulations applicable to MetroBank and to the conduct of MetroBank's business.

         2.       Term and Termination.
                  ---------------------

         (a) Term. The term of employment hereunder for the Executive shall commence on May 10, 1999 and shall continue for a term of twelve (12) consecutive months, subject to renewal as provided in Section 6 (the "Term").

         (b) Termination by MetroBank. At any time during the Term, MetroBank shall have the right to terminate the Executive's employment (i) upon fifteen
(15) days' prior written notice, at any time after the Board has determined that the Executive has failed to satisfactorily perform his duties and responsibilities under this Agreement or is subject to termination under MetroBank's established personnel policies; or (ii) upon such shorter notice as the Board or the Chief Executive Officer of MetroBank determines in their respective discretion required for the proper, safe and sound management of MetroBank.

         (c) Termination by Executive for Good Reason or Change in Control. Notwithstanding the provisions of Section 2(b), the Executive shall have the right to terminate his employment hereunder upon thirty (30) days' prior written notice (i) for Good Reason, or (ii) at any time during the six (6) month period commencing upon the occurrence of a Change in Control of MetroBank or MetroBanCorp.

                  (i) Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean ------------------------- (A) any assignment of the
                           Executive to any duties inconsistent with his present duties and responsibilities as Executive Vice President/Commercial Lending of MetroBank or a change in the Executive's present responsibilities without his express written consent; (B) the failure of MetroBank to elect the Executive as Executive Vice President/Commercial Lending of MetroBank or any removal of the Executive from or any failure to re-elect the Executive to the office of Executive Vice President/Commercial Lending or such other office requiring the performance of duties of an Executive Vice President of MetroBank, except in connection with termination of the Executive's employment pursuant to Section 2(b)(ii) or as a result of his death or disability or by him other than for Good Reason; (C) a reduction in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time, or a reduction in the Executive's other benefits; or (D) the failure of MetroBank to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 14, regardless of the use of best efforts to obtain such agreement.

                  (ii) Definition of Change in Control. For purposes of this Agreement, a "Change in Control of MetroBank or MetroBanCorp" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than MetroBank or MetroBanCorp, or any "person" who on the date hereof is a director or officer of MetroBank or MetroBanCorp is or becomes the "beneficial owner" (as defined in Rule 23d-3 under the Exchange Act), directly or indirectly, of securities of MetroBank or MetroBanCorp representing 20 percent (20%) or more of the combined voting power of MetroBank's or MetroBanCorp's then outstanding securities; or (B) during any period of two (2) consecutive years during the Term, individuals who, at the beginning of such period, constitute the Board or the MetroBanCorp Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or (C) MetroBank or MetroBanCorp merges, consolidates or otherwise combines with or into any "person" or sells all or substantially all of the assets of MetroBank or MetroBanCorp to any "person" as defined herein.

         (d) Voluntary Termination by Executive. The Executive shall have the right to terminate his employment hereunder, at any time and for any reason, upon ninety (90) days' prior written notice.

         (e) Notice of Termination. Any termination of the Executive's employment by MetroBank or by the Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which states the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (f) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination; provided that, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notify the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         3.       Compensation.
                  ------------

         (a) Base Salary. During the Term, MetroBank shall pay to the Executive a base annual salary of not less than Ninety Thousand Dollars ($90,000.00) payable in equal installments no less frequently than monthly ("Base Salary"). The Executive's performance and Base Salary will be reviewed by the President and Chief Executive Officer at the end of each calendar year, with the first such review to be conducted in December, 1999. From time to time, the Board, in its sole discretion, may elect to increase (but not decrease) the Base Salary based on such annual performance reviews. Provided, however, any such increase shall be limited to cost-of-living adjustments. Provided, further, on a periodic basis, as determined by MetroBank in its sole discretion, it shall review the Executive's Base Salary with a view towards determining whether, based on local and regional market conditions, the Base Salary, when considered with the Executive's other compensation and benefits hereunder, should be increased.

         (b) Signing Bonus. Upon the execution and delivery of this Agreement by the Executive, MetroBank shall pay to him, in a single lump sum, a one-time signing bonus of Twenty Thousand Dollars ($20,000.00). The parties acknowledge and agree that such bonus is not for services performed by the Executive. If the Executive's employment is terminated by MetroBank pursuant to Section 2(b) or by the Executive pursuant to Section 2(d) within twelve (12) months from the date hereof, the Executive shall repay the gross amount of such signing bonus to MetroBank, without interest, in a single lump sum on or before the Executive's Date of Termination.

         (c) Loan to Executive. Upon the execution and delivery of this Agreement by the Executive, MetroBanCorp shall loan to him Thirty Five Thousand Dollars ($35,000.00) in accordance with the terms and conditions of the Term Note attached hereto as Exhibit "A". It is noted that such terms and conditions include the forgiveness of the full amount of the loan, including all accrued interest thereon, if the Executive remains actively employed by MetroBank in the capacity of Executive Vice President/Commercial Lending, or such other capacity as may be specified by MetroBank throughout the period ended on the third anniversary hereof. The forgiveness of the loan by MetroBanCorp shall be made on a pro rata basis in accordance with the following schedule so long as the Employee is actively employed on each of the following anniversaries of the Effective Date:

                                                      Amount of Principal And
                      Date                           Accrued Interest Forgiven
                      ----                           -------------------------
     First Anniversary of the Effective Date                    1/3
     Second Anniversary of the Effective Date                   1/3
     Third Anniversary of the Effective Date                    1/3

         Provided, however, if the Executive's employment is terminated pursuant to Section 2(c) or on account of the Executive's death or total and permanent disability (as such term is defined in MetroBank's long term disability plan in effect on the Executive's Date of Termination) before the third anniversary of the Effective Date, neither the Executive nor his estate shall be liable for repayment of any portion of the loan. The repayment required by this Section 3(c) and the Term Note shall be made by the Executive, in a single lump sum, on or before his Date of Termination.

         (d) Management Bonus Program. During the term of his employment hereunder, the Executive shall be entitled to participate, subject to the terms and conditions thereof, in any bonus or other incentive program for executive employees of MetroBank.

         (e) Withholding Taxes. MetroBank shall have the right to deduct and withhold from all compensation payable hereunder to the Executive all applicable federal, state and local taxes and charges and social security taxes required to be withheld.

4.       Compensation Upon Termination.
         -----------------------------

         (a) Termination by Board. If the Executive's employment is terminated by MetroBank pursuant to Section 2(b)(i), the Executive shall continue to receive his compensation, as provided in Section 3, at the rate and intervals at which it is then paid, for a period of six (6) months from the Executive's Date of Termination; and, except as provided in Section 4(e), MetroBank shall have no further obligations to the Executive under this Agreement.

         (b) Termination by Board or by Executive Voluntarily. If the Executive's employment is terminated by MetroBank pursuant to Section 2(b)(ii) or if the Executive shall terminate his employment pursuant to Section 2(d), MetroBank shall pay the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and MetroBank shall have no further obligations to the Executive under this Agreement.

         (c) Termination for Good Reason or Change in Control. If the Executive's employment is terminated pursuant to Section 2(c), the following shall apply:

                  (i) MetroBank shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

                  (ii) In lieu of any further salary and incentive compensation payments to the Executive for periods subsequent to the Date of Termination, MetroBank shall pay to the Executive as liquidated damages, in the Executive's sole discretion, on or before the thirtieth (30th) day following the Date of Termination, a lump sum cash amount equal to two (2) times the Executive's Base Salary as in effect on the Date of Termination. The Executive acknowledges and agrees that payment in accordance with this Section 4(c)(ii) shall be deemed to constitute a full settlement and discharge of any and all obligations of MetroBank to the Executive arising out of his employment by MetroBank and the termination thereof, except for any vested rights the Executive may then have under any of MetroBank's benefit plans.

                  (iii) To the extent that any payment made to the Executive pursuant to this Section 4 constitutes an "excess parachute payment," as such term is defined in
                           Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended ("Code"), MetroBank shall pay to the Executive an amount equal to (x) divided by (y), where (x) is the aggregate dollar amount of excise taxes and any surtax the Executive becomes obligated to pay on such "excess parachute payments" and (y) is 1- the maximum marginal federal income tax rate for married individuals filing jointly applicable for the year in which he receives the payment provided under this Section 4, it being the intent of this Section 4 that, if the Executive incurs any such excise tax or surtax with respect to the payments, such payments to him shall be grossed up in full for such excise tax and surtax, so that the amount he retains, after paying all applicable federal income, surtaxes and excise taxes due with respect to payments to him under this Section 4, is the same as the amount he would have retained if Section 280G of the Code and any applicable surtax had not been applicable.

         (d) No Requirement to Continue Employment. Nothing in this Section 4 shall be deemed to require the Executive to continue his active employment hereunder after the termination thereof.

         (e) Continuation of Coverage Under Benefit Plans. Unless the Executive is terminated pursuant to Section 2(b)(ii) or terminates his employment pursuant to Section 2(d), MetroBank shall, at the written request of the Executive, maintain (or cause to be maintained) in full force and effect, for the continued benefit of the Executive for a period of twelve (12) months after the Date of Termination, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, including, without limitation, those benefits contemplated in Section 5; provided, that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event the Executive's participation in any such plan or program is barred, MetroBank shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs.

        (f) No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment provided for in Section 4(a) by seeking other employment or otherwise; provided, that the obligations of MetroBank under
Section 4(a) shall be offset and deemed satisfied to the extent the Executive receives any compensation or benefits from any other employer or any person to whom or which the Executive is providing services as an independent contractor.

        5.      Benefits.
                --------

        (a) Retirement and Welfare Benefits. During the Term, the Executive shall be entitled to participate in any retirement, life, accident and health insurance, hospitalization or any other plan or benefits generally available to the executive officers of MetroBank, if and to the extent the Executive is eligible to participate in accordance with the provisions of any such plan or for such benefits; provided, however, that nothing herein shall be deemed to require MetroBank to institute any, or any particular, plan or benefits.

        (b) Stock Option Grants. MetroBank shall recommend to the Compensation Committee of the MetroBanCorp Board that such committee make a grant to the Executive, at its meeting on May 20, 1999, of options, in the form of "incentive stock options" as described in Section 422 of the Code, to acquire six thousand (6,000) shares of MetroBanCorp common stock. Such option shall be granted under the 1994 Employees' Stock Option and Stock Appreciation Rights Plan of MetroBanCorp and shall contain such terms and conditions as are customarily included in stock options granted under such plan.

        (c) Automobile. During the term of his employment hereunder, MetroBank shall provide the Executive with an automobile allowance of Five Hundred Twenty-Five Dollars ($525.00) per month. MetroBank shall also reimburse the Executive for the cost of gasoline to operate such vehicle for business purposes. At such time as is mutually agreed upon by MetroBank and the Executive, MetroBank shall provide the Executive with a leased automobile of a model which is mutually agreed upon by the parties but with a total monthly lease cost which does not exceed Four Hundred Seventy-Five Dollars ($475.00). MetroBank shall also reimburse the Executive for insurance and gasoline costs with respect to such automobile. The Executive agrees to reimburse MetroBank in accordance with its policies adopted from time to time for any personal use of such automobile.

        (d) Membership Dues. During the term of the Executive's employment hereunder, MetroBank shall pay the membership dues associated with the Executive's social and civic club memberships, subject to the prior approval of MetroBank's Compensation Committee.

        (e) Vacation. During the calendar year ended December 31, 1999, the Executive shall be entitled to paid vacation calculated, on a pro rata basis through December 31, 1999, based on three weeks' paid vacation for a full calendar year. For calendar years commencing on and after January 1, 2000, the Executive shall be entitled to paid vacation calculated, on a pro rata basis through the Executive's Date of Termination, based on four weeks' paid vacation for a full calendar year. All such vacation shall be taken in accordance with MetroBank's policies as in effect from time to time.

       6. Renewal. Provided this Agreement has not been terminated by either party pursuant to Section 2, the Term shall automatically be renewed and extended for additional periods of one (1) year upon confirmation by the Board, expressed by its official minutes, of affirmative intention to extend the Agreement according to its terms. Such confirming action shall be taken and memorialized prior to the first and, thereafter, each succeeding, anniversary of the Effective Date.

        7. Expenses. MetroBank shall pay to the Executive, or to the extent paid in the first instance by the Executive, shall reimburse the Executive for, travel and other expenses incident to the Executive's rendering of services hereunder and properly incurred by the Executive, in accordance with such policies as MetroBank may establish from time to time.

        8. Insurance. MetroBank shall have the right to obtain insurance policies against the death or disability of the Executive, in such amounts as the Board deems appropriate, and to name itself as beneficiary under any such policy. The Executive agrees to cooperate in the obtaining of any such insurance and acknowledges and agrees that unless named as beneficiary under any such policy, the Executive and anyone claiming by or through him, shall have no interest in any proceeds or monies paid under any such policy.

        9. Further Covenants of Executive. For purposes of this Section 9, the term "Bank" includes any direct or indirect parent or subsidiary of MetroBank, including MetroBanCorp.

        (a) Noncompete and Nonsolicitation. If this Agreement is terminated pursuant to Section 2(d), the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, corporation or other business entity, for a period of one (1) year from the Date of Termination:

                (i) Engage, within the relevant geographic market of MetroBank as stated from time to time in MetroBank's Community Reinvestment Act Statement, as an employee, officer, director, consultant, independent contractor, partner or sole proprietor of, or have any financial interest in, any business activity that competes with any business conducted by MetroBank prior to the termination of the Executive's employment hereunder; provided, however, that nothing in this Section 9(a)(i) shall be deemed to prohibit any investment by, or interest of, the Executive in the securities of a corporation or other business entity, if such investment or interest does not exceed five percent (5%) of the outstanding securities of any class of securities of such a corporation or business entity; or

                (ii) Solicit business (for products or services similar to those under active development or provided by MetroBank prior to the termination of the Executive's employment hereunder) of any person, firm, company or other business entity that is doing business with, is a customer or account of, or that has been solicited within six months prior to the termination of the Executive's employment hereunder by, MetroBank.

        (b) Confidentiality. Except as shall be required in the course of his employment hereunder, during the Term and thereafter, the Executive shall keep secret and shall not, directly or indirectly, without the prior express written consent of MetroBank:

                (i) Divulge or communicate to any third person or entity, or use for the benefit of the Executive or any third person or entity any trade secrets, or any trade knowledge, formulae, processes, programs, methods and other information relating to the operation of the business of MetroBank or which were originated in connection therewith and any and all privileged, proprietary or confidential information relating to the business, planning or research activities of MetroBank or any of its clients, customers, consultants or licensees; or

                (ii) Retain for the benefit of the Executive or any third person or entity any document or paper (other than the Executive's own work product) used or owned by MetroBank which comes into the Executive's possession in the course of his employment with MetroBank, or make or cause to be made any copy, abstract or summary thereof.

        (c) Injunctive Relief to MetroBank. Because the services to MetroBank of the Executive are unique and extraordinary and MetroBank does not have an adequate remedy at law to protect its business from the Executive's competition or its interests in its trade secrets, privileged, proprietary and confidential information and similar commercial assets, MetroBank shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Section 9, be available to MetroBank. In the event of such a breach, in addition to any other remedies, MetroBank shall be entitled to receive from the Executive payment of, or reimbursement for, MetroBank's reasonable attorneys' fees and disbursements incurred in enforcing any such provision.

        (d) Survival. The provisions of this Section 9 shall survive any termination of this Agreement.

        10. Notice. All communications, notices, requests, consents or demands given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or mailed by prepaid registered or certified mail addressed to, the party for whom intended, as follows, or to such other address as may be furnished by such party in the manner provided herein:

        If to the Executive:

                         Gregory J. Murray
                         85 Chesterfield Drive
                         Noblesville, IN  46060

        If to MetroBank:

                         MetroBank
                         10333 North Meridian Street
                         Indianapolis, IN  46290
                         ATTN:  Chief Executive Officer

        11. Governing Law. This Agreement shall in all respects be governed by and construed under the laws of the State of Indiana, without regard to the choice of law principles thereof, applicable to agreements fully to be performed in such state. Any action, suit, proceeding or controversy brought by any party hereto with respect to any dispute arising under this Agreement shall be instituted solely in either of the Circuit or Superior Courts of the County of Hamilton, Indiana, or the Federal District Court for the Southern District of Indiana. Each of the parties hereto hereby submits to the exclusive jurisdiction and venue of such courts in this regard.

        12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

        13. Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Sections are to the Sections of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

        14. Successor to MetroBank. MetroBank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of MetroBank, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that MetroBank would be required to perform it if no such succession had taken place. The failure of MetroBank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from MetroBank in the same amount and on the same terms as he would be entitled to hereunder as if he terminated his employment under Section 2(c), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the Date of Termination. As used in this Agreement, "MetroBank" shall mean MetroBank as hereinbefore defined and any successor to its business and/or assets.

        15. Successors and Assigns. This Agreement shall be binding upon, enforceable against, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. The rights, duties and obligations of the Executive hereunder may not be assigned. This Agreement may not be assigned by MetroBank without the prior written consent of the Executive, which consent shall not be unreasonably withheld.

        16. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

        17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, MetroBank, by its officers thereunder duly authorized, and the Executive, have executed this Agreement effective as of the date first set forth above.

                                   Gregory J. Murray


                                   METROBANK


                                   By:
                                        Ike G. Batalis, President and Chief
                                        Executive Officer